Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Reports Second Quarter 2015 Financial Results, Declares a Dividend of $0.34 Per Share

BOSTON – August 6, 2015 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit”), a direct lender to middle market companies, today announced financial results for its second fiscal quarter ended June 30, 2015. Additionally, THL Credit announced that its Board of Directors has declared a third fiscal quarter 2015 dividend of $0.34 per share payable on September 30, 2015, to stockholders of record as of September 15, 2015.

HIGHLIGHTS

($ in millions, except per share amounts)
	As of June 30, 2015
Portfolio results
Total assets	$792.3
Investment portfolio, at fair value	$766.2
Net assets	$446.5
Net asset value per share	$13.29
Weighted average yield on investments	11.8%

	Quarter ended June 30, 2015	Quarter ended June 30, 2014
Portfolio activity
Total portfolio investments made, at par	$52.3	$68.6
Number of new portfolio investments	1	3
Number of portfolio investments at end of period	57	59
Operating results
Total investment income	$23.8	$23.7
Net investment income	$11.9	$12.9
Net increase in net assets from operations	$14.1	$9.3
Net investment income per share	$0.35	$0.38
Dividends declared per share	$0.34	$0.34

“Our consistent results over the last several quarters continue to support our regular dividend and provide a strong return on equity to our investors. We continue to position our portfolio in first lien, second lien and unitranche investments in the lower middle market where we believe that there is less competition and more attractive risk adjusted returns, and where building trusted relationships matter,” said Sam W. Tillinghast, THL Credit’s co-chief executive officer. “Our share repurchase program began in the second quarter and we will continue with it as market conditions and other factors warrant in an effort to drive accretive returns for our shareholders.”

“We also expect to continue to invest in our Logan joint venture, which is invested primarily in senior secured loans, and provides an accretive earnings stream for our shareholders. Additionally, although we are very pleased with the performance of our CLO equity investments, we expect to exit these structured credit products and some of our larger common equity investments over time and as opportunities allow, providing us with capital to redeploy into senior secured loan investments,” said Christopher J. Flynn, THL Credit’s co-chief executive officer.

PORTFOLIO AND INVESTMENT ACTIVITY

In the second quarter, THL Credit closed on $12.5 million in one new investment, $10.8 million in THL Credit Logan JV LLC (“Logan JV”) and $29.0 million in other follow-on investments in six existing portfolio companies.

Investments for the quarter included:

•	$12.5 million in a directly originated second lien term loan to Merchants Capital Access, LLC, a finance provider to small and medium sized businesses, headquartered in Melville, NY;

•	$13.2 million second lien term loan follow-on investment and a $1.0 million equity investment in Alex Toys, LLC in support of two acquisitions;

•	$10.8 million equity contribution to Logan JV;

•	$5.0 million follow-on investment in the subordinated term loan and $5.0 million follow-on investment in the preferred equity of A10 Capital, LLC; and

•	$4.8 million to fund follow-on investments in the senior secured term loans of OEM Group, Inc., and HEALTHCAREfirst, Inc., the delayed draw term loan of LAI International, Inc. and the revolver of Wheels Up Partners, LLC to support growth and acquisitions.

Notable realizations for the quarter included:

•	$13.5 million from the repayment of THL Credit’s second lien and subordinated debt investments in Shepler’s Inc. at par;

•	$14.1 million from the partial sale of THL Credit’s senior secured debt and equity investments in Igloo Products Corp.; and

•	$2.0 million from the partial sale of THL Credit’s second lien debt investment in Vision Solutions, Inc.

These transactions bring the total fair value of THL Credit’s investment portfolio to $766.2 million across 57 portfolio investments at the end of the second quarter. The weighted average yield on the new and follow-on debt investments made this quarter was 12.2 percent. As of June 30, 2015, the weighted average yield of the debt and income-producing securities in the investment portfolio at their current cost basis was 11.8 percent. The weighted average yield on the debt investments alone at their current cost basis was 11.5 percent. As of June 30, 2015, THL Credit had one loan on non-accrual status with an aggregate amortized cost basis of $4.5 million and fair value of $3.0 million, or 0.6 percent and 0.4 percent of the portfolio’s amortized cost and fair value, respectively.

As of June 30, 2015, THL Credit’s investment portfolio at fair value was allocated 48 percent in first lien debt, including unitranche investments, 23 percent in second lien debt, 9 percent in subordinated debt, 6 percent in other income-producing securities, 5 percent in Logan JV and 9 percent in equity securities. As of June 30, 2015, based upon fair value, 76 percent of our debt investments bore interest based on floating rates (subject to interest rate floors), such as LIBOR, and 24 percent bore interest at fixed rates.

This compares to its portfolio as of Dec. 31, 2014, which had a fair value of $784.2 million across 60 investments allocated 50 percent in first lien debt, including unitranche investments, 22 percent in second lien debt, 13 percent in subordinated debt, 6 percent in other income-producing equity securities, 2 percent in Logan JV and 7 percent in equity securities. The weighted average yield of the debt and other income-producing securities in the investment portfolio at their cost basis as of Dec. 31, 2014, was 11.7 percent. The weighted average yield on the debt investments alone at their cost basis as of Dec. 31, 2014, was 11.6 percent. As of Dec. 31, 2014, THL Credit had no loans on non-accrual status. As of Dec. 31, 2014, 72 percent of our debt investments bore interest based on floating rates (subject to interest rate floors), such as LIBOR, and 28 percent bore interest at fixed rates.

RESULTS OF OPERATIONS

Investment income

Total investment income for the three months ended June 30, 2015 and 2014 was $23.8 million and $23.7 million, respectively, and consisted of $19.0 million and $20.0 million of interest income on debt securities (which included PIK interest of $1.4 million and $0.6 million and prepayment premiums of $0 and $1.3 million, respectively), $1.1 million and $0.6 million of dividend income, $2.1 million and $1.7 million of interest income on other income-producing securities and $1.6 million and $1.4 million of other income, respectively.

The increase in investment income from the respective periods was primarily due to the growth in dividend income and other income primarily from amendment and other fees. This increase was offset by lower prepayment premiums received.

Expenses

Expenses for the three months ended June 30, 2015 and 2014 were $11.8 million and $10.9 million, respectively. For the three months ended June 30, 2015 and 2014, base management fees were $2.9 million and $2.9 million, incentive fees totaled $3.0 million and $2.3 million, administrator and other expenses totaled $2.3 million and $2.6 million and fees and expenses related to THL Credit’s credit borrowings totaled $3.6 million and $2.8 million, respectively. In addition, for the three months ended June 30, 2015 and 2014, THL Credit recorded an income tax provision related to its consolidated blocker corporations, excise and other taxes of $0 and $0.3 million, respectively.

The increase in operating expenses for the respective periods was due primarily to the increase in base management and incentive fees related to the growth of the portfolio, since June 30, 2014, as well as interest and fees, which was a result of an increase in the credit facility commitments and borrowings outstanding. This increase in expenses for each respective period was offset by a decrease in income tax provision which was the result of updated tax estimates from portfolio companies held by our blocker corporations.

Net investment income

Net investment income totaled $11.9 million and $12.9 million, or $0.35 and $0.38 per share based upon 33,810,089 and 33,905,202 weighted average common shares outstanding, respectively, for the three months ended June 30, 2015 and 2014, respectively.

The decrease in net investment income for the respective periods is primarily attributable to the increase in base management and incentive fees as well as borrowing expenses.

Net realized gains and losses on investments, net of income tax provision

For the three months ended June 30, 2015, THL Credit recognized a nominal gain from the partial sale of its debt and equity investments in Igloo Products, Inc. and partial sale of Vision Solutions, Inc. For the three months ended June 30, 2014, THL Credit recognized net realized losses on portfolio investments of $0.6 million, related primarily to the $1.0 million loss on an escrow settlement related to a portfolio investment liquidated in a prior period offset by $0.4 million in gains primarily from the partial sale of Blue Coat Systems, Inc. In addition, during the three months ended June 30, 2014, THL Credit recognized a current tax benefit related to realized gains in connection with an adjustment to tax estimates of $0.1 million.

Net change in unrealized appreciation on investments

For the three months ended June 30, 2015 and 2014, THL Credit’s investment portfolio had a net change in unrealized appreciation of $2.5 million and $(2.9) million, respectively.

The net change in unrealized appreciation on our investments was driven primarily by changes in the capital market conditions and financial performance of certain portfolio investments.

Provision for taxes on unrealized gain on investments

For the three months ended June 30, 2015 and 2014, THL Credit recognized a provision (benefit) for tax on unrealized gains on investments of $0.4 million and ($0.0) million for consolidated subsidiaries, respectively.

The change in provision for tax on unrealized gains on investments relates primarily to changes to the unrealized appreciation of the investments held in these taxable consolidated subsidiaries as well as the change in prior year estimates received from certain portfolio companies.

Realized and unrealized appreciation (depreciation) on interest rate derivative

For the three months ended June 30, 2015 and 2014, THL Credit’s interest rate derivative agreement had a net change in unrealized appreciation (depreciation) of $0.04 million and $(0.2) million, respectively.

The net change in unrealized appreciation (depreciation) was due to capital market changes impacting swap rates.

For the three months ended June 30, 2015 and 2014, THL Credit recognized a realized loss related to amounts paid on the interest rate derivative of $0.1 million and $0.1 million, respectively.

The changes were due to capital market changes impacting swap rates.

Net increase in net assets resulting from operations

Net increase in net assets resulting from operations totaled $14.1 million, or $0.42 per common share based on a weighted average of 33,810,089 common shares for the three months ended June 30, 2015, as compared to $9.3 million, or $0.27 per common share, based on a weighted average of 33,905,202 common shares for the three months ended June 30, 2014.

The increase in net assets resulting from operations was due primarily to changes in unrealized appreciation in the portfolio.

FINANCIAL CONDITION, INCLUDING LIQUIDITY AND CAPITAL RESOURCES

THL Credit’s liquidity and capital resources are derived from its credit facilities, equity and debt raises and cash flows from operations, including investment sales and repayments, and income earned. THL Credit’s primary use of funds includes making investments in portfolio companies, payment of dividends to stockholders and funding operating expenses. THL Credit used, and expects to continue to use, these capital resources, together with proceeds from the turnover within the portfolio and from future public and private offerings of securities to finance its investment objectives.

As of June 30, 2015, THL Credit had cash of $7.8 million. As of June 30, 2015, THL Credit had $332.9 million in outstanding borrowings, which was comprised of $106.5 million outstanding on the term loan, $176.4 million outstanding on the revolving credit facility, and $50.0 million outstanding on notes due 2021. As of June 30, 2015, borrowings outstanding had a weighted average interest rate of 3.54 percent. For the six months ended June 30, 2015, THL Credit borrowed $76.0 million and repaid $88.0 million on its revolving credit facility with proceeds from investment prepayments and sales and income earned.

For the six months ended June 30, 2015, THL Credit’s operating activities provided cash of $44.0 million, primarily in connection with the sales and repayments of portfolio investments, and its financing activities used cash of $3.8 million to repurchase common stock, $12.0 million to repay borrowings, $23.0 million for distributions to stockholders and $0.1 million for the payment of financing and offering costs.

For the six months ended June 30, 2014, THL Credit’s operating activities used cash of $70.2 million primarily in connection with the purchase and sales of investments and its financing activities provided cash of $109.5 million from the Company’s net borrowings and used $23.1 million for distributions to stockholders and $1.8 million for the payment of financing and offering costs.

STOCK REPURCHASE PROGRAM

For the three months ended June 30, 2015, THL Credit repurchased 304,180 shares of its common stock at an average price of approximately $12.38 per share, inclusive of commissions, or a weighted average discount to our March 31, 2015 net asset value of 6.20%. The total dollar amount of shares repurchased during the three months ended June 30, 2015 was $3.8 million. This was completed pursuant to a stock repurchase program authorized by THL Credit’s board of directors on March 6, 2015 that was put into effect in May 2015. Unless extended by the board of directors, the stock repurchase program will terminate on March 6, 2016 and may be modified or terminated at any time for any reason without prior notice.

RECENT DEVELOPMENTS

From July 1, 2015 through August 6, 2015, THL Credit made $2.3 million of revolver, delayed draw and follow-on debt investments and a $4.8 million investment in the Logan JV.

From July 1, 2015 through August 6, 2015, THL Credit sold its CLO residual interests in Adirondack Park CLO Ltd. and Sheridan Square, CLO Ltd. for proceeds of $12.7 million.

On August 4, 2015, THL Credit’s board of directors declared a dividend of $0.34 per share payable on September 30, 2015 to stockholders of record at the close of business on September 15, 2015.

As of August 6, 2015, Logan JV has $123.0 million of investments in 71 companies with a weighted average yield, based upon current cost, of 6.90%.

CONFERENCE CALL

THL Credit will host a conference call to discuss these results and its business outlook on August 7, 2015, at 8:30 a.m. Eastern Daylight Time. The conference call will be led by Christopher J. Flynn and Sam W. Tillinghast, co-chief executive officers, and Terrence W. Olson, chief operating officer and chief financial officer.

For those wishing to participate by telephone, please dial (877) 375-9141 (domestic) or (253) 237-1151 (international). Use passcode 86825853. THL Credit will also broadcast the conference call live via its website at www.thlcredit.com. Starting approximately two hours after the conclusion of the call, a replay will be available through August 14, 2015, by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 86825853. The replay will also be available on the THL Credit’s website.

AVAILABLE INFORMATION

THL Credit’s filings with the Securities and Exchange Commission, press releases, earnings releases, investor presentation and other financial information are available on its website at www.thlcredit.com.

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (UNAUDITED)

(in thousands, except per share data)

	June 30, 2015	December 31, 2014
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $683,752 and $726,811, respectively)	$690,808	$732,862
Controlled investments (cost of $70,990 and $52,208, respectively)	75,413	51,349
Non-controlled, affiliated investments (cost of $8 and $9, respectively)	8	9

Total investments at fair value (cost of $754,750 and $779,028, respectively)	$766,229	$784,220
Cash	7,798	2,656
Interest, dividends, and fees receivable	9,192	6,221
Deferred financing costs	6,230	7,021
Due from affiliate	722	1,216
Deferred tax assets	661	285
Other deferred assets	488	600
Receivable for paydown of investments	717	329
Prepaid expenses and other assets	136	399
Deferred offering costs	94	—
Receivable for investments sold	—	9,538

Total assets	$792,267	$812,485

Liabilities:
Loans payable	$282,851	$294,851
Notes payable	50,000	50,000
Payable for investment purchased	—	10,400
Accrued incentive fees	4,006	4,175
Base management fees payable	2,889	2,810
Deferred tax liability	2,781	2,565
Accrued expenses and other payables	1,078	1,856
Other deferred liabilities	1,305	1,418
Accrued interest and fees	483	576
Interest rate derivative	356	213
Accrued administrator expenses	23	—

Total liabilities	345,772	368,864

Net Assets:
Preferred stock, par value $.001 per share, 100,000 preferred shares authorized, no preferred shares issued and outstanding	—	—
Common stock, par value $.001 per share, 100,000 common shares authorized, 33,601 and 33,905 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	34	34
Paid-in capital in excess of par	444,788	448,726
Net unrealized appreciation on investments, net of provision for taxes of $2,781 and $2,565, respectively	8,698	2,627
Net unrealized depreciation on interest rate derivative	(356)	(213)
Accumulated undistributed net realized losses	(13,587)	(13,360)
Accumulated undistributed net investment income	6,918	5,807

Total net assets	446,495	443,621

Total liabilities and net assets	$792,267	$812,485

Net asset value per share	$13.29	$13.08

THL CREDIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2015	2014	2015	2014
Investment Income:
From non-controlled, non-affiliated investments:
Interest income	$20,872	$21,721	$41,781	$39,273
Dividend income	293	637	293	2,785
Other income	847	588	2,501	1,030
From non-controlled, affiliated investments:
Other income	650	760	1,245	1,514
From controlled investments:
Interest income	238	39	476	39
Dividend income	776	—	1,104	—
Other income	75	—	113	—

Total investment income	23,751	23,745	47,513	44,641
Expenses:
Interest and fees on borrowings	3,159	2,475	6,240	4,565
Incentive fees	2,983	2,321	5,961	5,066
Base management fees	2,889	2,879	5,894	5,402
Administrator expenses	923	947	1,870	1,874
Other general and administrative expenses	743	702	1,429	1,264
Amortization of deferred financing costs	398	328	825	635
Professional fees	463	706	797	1,017
Directors’ fees	236	143	436	292

Total expenses	11,794	10,501	23,452	20,115
Income tax provision, excise and other taxes	23	357	218	937

Net investment income	11,934	12,887	23,843	23,589
Realized Gain and Change in Unrealized Appreciation on Investments:
Net realized gain (loss) on non-controlled, non-affiliated investments	46	(573)	77	(274)
Net change in unrealized appreciation (depreciation) on investments:
Non-controlled, non-affiliated investments	(881)	(2,851)	1,004	(3,460)
Controlled, non-affiliated investments	3,420	—	5,282	—
Non-controlled, affiliated investments	—	—	—	—

Net change in unrealized appreciation (depreciation) on investments	2,539	(2,851)	6,286	(3,460)

Net realized and unrealized gain (loss) from investments	2,585	(3,424)	6,363	(3,734)
Benefit (provision) for taxes on realized gain on investments	—	72	—	(249)
(Provision) benefit for taxes on unrealized gain on investments	(388)	14	(216)	984
Interest rate derivative periodic interest payments, net	(111)	(114)	(227)	(227)
Net change in unrealized appreciation (depreciation) on interest rate derivative	39	(152)	(143)	(99)

Net increase in net assets resulting from operations	$14,059	$9,283	$29,620	$20,264

Net investment income per common share:
Basic and diluted	$0.35	$0.38	$0.70	$0.70
Net increase in net assets resulting from operations per common share:
Basic and diluted	$0.42	$0.27	$0.87	$0.60
Dividends declared and paid	$0.34	$0.34	$0.68	$0.68
Weighted average shares of common stock outstanding:
Basic and diluted	33,810	33,905	33,857	33,905

ABOUT THL CREDIT

THL Credit, Inc. (“THL Credit”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Chicago, Houston, Los Angeles and New York. THL Credit is a direct lender to middle market companies that invests in first lien and second lien secured loans, including through unitranche investments, as well as subordinated debt, which may include an associated equity component such as warrants, preferred stock or other similar securities. In certain instances, THL Credit will also make direct equity investments and may also selectively invest in the residual interests, or equity, of collateralized loan obligations. THL Credit targets investments in middle market companies with annual revenues of between $25 million and $500 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

ABOUT THL CREDIT ADVISORS LLC

THL Credit Advisors LLC (“THL Credit Advisors”) is an alternative credit investment manager for both direct lending and broadly syndicated investments through public and private vehicles, collateralized loan obligations, separately managed accounts and co-mingled funds. THL Credit and its subsidiary maintain a variety of advisory and sub-advisory relationships across their investment platforms, including THL Credit, Inc. (Nasdaq: TCRD), a publicly traded business development company, and THL Credit Senior Loan Fund (NYSE: TSLF), a non-diversified, closed-end management investment company.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may constitute forward-looking statements. Such statements reflect various assumptions by THL Credit concerning anticipated results and are not guarantees of future performance. The accuracy of such statements involves known and unknown risks, uncertainties and other factors that, in some ways, are beyond management’s control, including the factors described from time to time in filings by THL Credit with the Securities and Exchange Commission. THL Credit undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson, COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

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